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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

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                                   FORM 8-K


                                CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MAY 31, 1996


                                 TESCORP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                     TEXAS
                (STATE OR OTHER JURISDICTION OF INCORPORATION)

        0-18663                                           74-2129403
(COMMISSION FILE NUMBER)                       (IRS EMPLOYER IDENTIFICATION NO.)

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                              327 CONGRESS AVENUE
                                   SUITE 200
                             AUSTIN, TEXAS  78701
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE, INCLUDING ZIP CODE)


                                (512) 476-2995
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)
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ITEM 5.  OTHER EVENTS.

     Transcable S.A., an Argentine Sociedad de Anonima recently organized by the Registrant, acquired substantially all of the assets of Canal 4 Rawson Video Cable ("Canal 4") for approximately $500,000 on May 31, 1996. Canal 4 provides cable television service to the city of Rawson in the Chubut Province in Argentina. Registrant currently provides cable television service to the city of Rawson through its joint venture ownership interest in SIR TV, which currently provides cable services for the tri-city area of Trelew, Rawson and Puerto Madryn. In addition to the purchase price, the Registrant anticipates that Transcable S.A. will incur approximately $15,000 of closing costs in connection with the transaction.

     The tri-city area of Trelew, Rawson and Puerto Madryn has a combined population of approximately 165,000 persons residing in 46,000 households. Registrant's existing system in the area, SIR TV, provides cable service to approximately 12,000 equivalent basic subscribers. Canal 4, with annual revenues of approximately $300,000, provides service to approximately 840 subscribers in the city of Rawson. Registrant holds a 96.0 percent joint venture interest in Canal 4 through its Joint Venture Agreement relating to its operations in Argentina.

     Reconquista Televisora Color S.R.L. ("RTC"), a company in which Registrant currently holds a 96% joint venture interest, has entered into an agreement (the "Purchase Agreement") to acquire substantially all of the assets of TV SIS S.R.L. ("TV SIS"), a company that provides cable television service to the Argentine cities of Reconquista and Avellaneda, which are located in the Santa Fe Province.

     Avellaneda Video Cable S.R.L. ("AVC"), another of Registrant's joint venture companies, and RTC operate jointly under the name of "ARTV," and currently provide cable television service to Reconquista and the city of Avellaneda. Reconquista and Avellaneda have a combined population of approximately 63,000 persons residing in 16,600 households. ARTV currently provides service to approximately 9,000 equivalent basic subscribers. TV SIS, with annual revenues of approximately $540,000, provides cable television service to approximately 3,000 subscribers.

     RTC made a downpayment to the sellers in the amount of $260,000 which was advanced to RTC by the Registrant in June 1996 and is refundable upon the occurrence of certain events associated with termination of the Purchase Agreement.

     Management of the Registrant believes that it is likely that RTC will close on or about December 31, 1996, the acquisition contemplated in the Purchase Agreement thereby providing it with ownership of substantially all of the assets of TV SIS. If RTC closes the acquisition contemplated in the Purchase Agreement, then the Registrant will hold a 96.0 percent joint venture interest in TV SIS through its Joint Venture Agreement relating to its operations in Argentina.

     The aggregate purchase price for TV SIS is approximately $1.45 million and the downpayment paid concurrent with the execution of the Purchase Agreement applies against the purchase price. The Registrant anticipates that it will advance to RTC the funds necessary to consummate the acquisition of TV SIS as contemplated in the Purchase Agreement. In addition to the purchase price, the Registrant anticipates that RTC will incur $50,000 of closing costs relating primarily to the payment of legal and accounting fees and the funds needed to pay such fees will likely be advanced to RTC by the Registrant.

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     The purchase price for each of Canal 4 and TV SIS was determined through arms length negotiations and was based upon an analysis of fair market value considering prices being paid in similar markets for similar systems as well as historical performance of the systems under current management and potential performance under new management.

     Management of the Registrant believes that the historical financial performance for each of Canal 4 and TV SIS (as well as any pro forma financial information for the combined operations of the Registrant and each system) is not indicative of future financial performance because substantially all of the operations for each of Canal 4 and TV SIS will be consolidated with, and become a part of existing systems in the same cities. In addition, by comparison with the new systems' combined annual revenues of approximately $840,000 ($540,000 for TV SIS and $300,000 for Canal 4), Registrant's revenues for the fiscal year ending March 31, 1996 were $16.0 million. It is contemplated that the employees of each of Canal 4 and TV SIS will be terminated and substantially all of their subscribers will be converted to the Registrant's existing cable systems.

   Because of the size of these acquisitions and their consolidation with existing systems, management does not believe Registrant's financial condition, liquidity or capital resources will be materially effected by operations at Registrant's systems after the consolidation. It is contemplated that the efficiencies created by the consolidations will positively impact operating results for the systems covering these areas, but that the impact on operating results for the Registrant's systems as a whole will not be significant.

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    Tescorp, Inc.
                                    (Registrant)


                                    By:  /s/ JACK R. CROSBY
                                        ------------------------------
                                         Jack R. Crosby, Chairman and
                                         Chief Executive Officer

DATE:  June 27, 1996

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